Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #88 dated September 2nd, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date: 	August 30, 2004
Issue Price:	100%


Original Issue Date:	September 2, 2004
Principal Amount:	$290,000


Maturity Date:	June 16, 2008


Interest Rate: 3.40%


Interest Payment Dates: 10/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: .625%


Proceeds Before expenses: 99.375% ($288,187.50)


Survivor's Option: Yes


Redemption or Repayment: At Maturity


Redemption/Repayment Terms: Not Applicable


Minimum Denomination: $1,000 minimum investment with increments of $1,000


CUSIP No.: 57183MDV9


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161

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